EXHIBIT 1.1

[Translation]

ARTICLES OF INCORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1 (Corporate Name)

The name of this company shall be “Chusik Hoesa Shinhan-Kumyoong-Jijoo-Hoesa” (the “Company”), which shall be “Shinhan Financial Group Co., Ltd.” in English.

Article 2 (Objective)

The objective of the Company shall be to engage in the following business activities:

(1)	To control or manage a financial company or a company having close relation with the financial business;

(2)	To provide financial support to its subsidiary, etc. (which expression shall include the subsidiary, sub-subsidiary, and the company under the control of sub-subsidiary; hereinafter the same shall apply);

(3)	To invest in the subsidiary or to raise funds for the financial support of its subsidiary, etc.;

(4)	To develop and sell joint products with its subsidiary, etc., and to provide the necessary resources for the business operation of its subsidiary, etc.;

(5)	To provide business support including computer, legal, accounting support, etc., entrusted by its subsidiary, etc.;

(6)	To engage in the other business incidental or related to the foregoing.

Article 3 (Location of Head Office and Establishment of Branch, etc.)

(1)	The Company shall have its head office in Seoul.

(2)	The Company may establish branches, liaison offices, representative offices or subsidiaries within or outside Korea, by the resolution of the Board of Directors, when it deems necessary.

Article 4 (Method of Public Notices)

Public notices of the Company shall be made in Hankuk Kyongje Shinmun and Maeil Kyongje Shinmun, daily newspapers published in Seoul.

CHAPTER II

SHARES OF STOCK

Article 5 (Total Number of Authorized Shares)

The total number of shares to be issued by the Company shall be 1,000,000,000 shares.

Article 6 (Par Value per Share)

The par value per share to be issued by the Company shall be five thousand (5,000) Won.

Article 7 (Number of Shares Issued at the Time of Incorporation)

The total number of shares issued at the time of incorporation of the Company shall be _284,453,152 shares of common stock in registered form plus the number of common shares in registered form to be issued and delivered upon the exercise of warrant by the holders of the bonds with warrants issued by Shinhan Bank on December 2, 1998 during the period from July 15, 2001 to August 31, 2001.

Article 8 (Types of Shares)

(1)	The shares to be issued by the Company shall be common shares in registered form and preferred shares in registered form.

(2)	Registered preferred shares shall have preference over common shares in dividend distribution and liquidation of assets of the Company. The amount of distribution upon liquidation of the Company to preferred shares with liquidation preference shall be no greater than the sum of their initial issue price and accrued but unpaid dividend.

Article 9 (Number and Rights of Preferred Shares)

(1)	Preferred shares to be issued by the Company shall be non-voting, and the number thereof shall not exceed one half (1/2) of the total number of issued and outstanding shares.

(2)	The dividends on non-voting preferred shares shall be determined by the Board of Directors at the time of issuance; provided that when issuing preferred shares whose dividend ratio may be adjusted, the following must be determined at the time of issuance: acknowledgement of the fact that the Board of Directors may adjust the preferred dividend ratio, the reasons for such adjustment, the base date for adjustment and the method of adjustment.

(3)	Preferred shares to be issued by the Company may be participating or non-participating, and accumulating or non-accumulating by the resolution of the Board of Directors.

(4)	If a resolution not to distribute dividends on preferred shares is adopted, then the preferred shares shall be deemed to have voting rights from the next general meeting of shareholders immediately following the general meeting at which such resolution not to distribute dividends on preferred shares is adopted to the end of the general meeting of the shareholders at which a resolution to distribute dividends on such preferred shares is adopted.

(5)	In case the Company issues new shares by rights offering or bonus issue, then the new shares issued with respect to the preferred shares shall be (i) common shares in the case of rights offering and (ii) the shares of the same type in the case of bonus issue.

(6)	Whether or not to specify the duration of preferred shares shall be determined by the resolution of the Board of Directors. If there is any duration of preferred shares, such duration shall be no less than 1 year and no more than 10 years from the date of issuance, and such duration period shall be determined by the Board of Directors at the time of issuance. Preferred shares shall be converted into common shares upon the expiration of the duration period. However, if the holders of the preferred shares do not receive dividends entitled to them during the duration period, then the duration period shall be extended until such holders receive dividends entitled to them in full. In such a case, Article 15 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon conversion.

Article 10 (Types of Share Certificates)

The share certificates of the Company shall be issued in the following eight (8) denominations: one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares.

Article 11 (Convertible Stock)

(1)	The Company may issue stocks which can be converted into the common stock or preferred stock, by the resolution of the Board of Directors.

(2)	Issue price of new shares to be issued upon conversion shall be the issue price of share prior to such conversion, and the number of shares to be issued upon conversion shall be the same number as that of common shares or preferred shares prior to such conversion.

(3)	The conversion period shall be no less than 1 year and no more than 10 years from the date of issuance, and such conversion period shall be determined by the Board of Directors.

(4)	For the purpose of any distribution of dividends on the shares issued upon conversion, Article 15 hereof shall apply mutatis mutandis.

Article 12 (Redeemable Stock)

(1)	In case of issuance of preferred stock, the Company may, by the resolution of the Board of Directors, issue the redeemable one which can be redeemed with the profits at the discretion of the Company.

(2)	The redemption price of the redeemable shares shall be calculated by the sum of the issue price and the premium, and the premium amount shall be determined at the time of issuance by a resolution of the Board of Directors in consideration of the interest rate, market conditions and other circumstances related to such issuance.

(3)	The redemption period shall be determined by the Board of Directors as a period within the period from the date immediately following the end of the Ordinary General Meeting of Shareholders convened in respect of the fiscal year during which the shares are issued, to the end of one month following the end of the Ordinary General Meeting of Shareholders convened in respect of the fiscal year during which the 20th anniversary of the issue date falls; provided that, in respect of redeemable shares which must be redeemed by the Company at the end of the redemption period, the redemption period shall be extended in the event of any of the following until full resolution thereof:

1.	If the holders of the redeemable shares do not receive dividends entitled to them; or

2.	If the redemption is not made within the redemption period due to insufficient profits of the Company.

(4)	The Company may redeem all of its redeemable shares in lump sum or any portion thereof. Provided that, in case of partial redemption, the Company may determine the shares to be redeemed, by means of lottery or proportional allotment. Any fractional shares resulting from the proportional allotment shall not be redeemed.

(5)	If the Company intends to redeem redeemable shares, the Company shall give notice to the shareholders and pledgees recorded in the shareholders’ registry of such intention, the subject shares and the fact that the subject stock certificates must be submitted to the Company during the specified period, which shall be determined by the company to the extent not less than two weeks, and upon the expiry of such period, the subject shares shall be redeemed compulsorily ; provided that such notice may be substituted with a public notice.

(6)	The redeemable shares may, by the determination of the Board of Directors at the time of issuance, be issued as the convertible shares as set forth in Article 11.

Article 13 (Pre-emptive Rights)

(1)	The shareholders of the Company shall have pre-emptive rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2)	Notwithstanding the provision of Paragraph (1) above, the Company may allocate new shares to persons other than existing shareholders of the Company, in the event of any of the following:

1.	If the Company issues new shares by way of general public offering, to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company;

2.	If the Company preferentially allocates new shares to members of the Employee Stock Ownership Association in accordance with Article 165-7 of the Financial Investment Services and Capital Market Act.

3.	If the Company issues new shares for the issuance of depositary receipts (“DR”s), to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company;

4.	If the Company issues new shares upon the exercise of stock options in accordance with Article 340-2 and Article 542-3 of the Commercial Law;

5.	If the Company issues new shares to investment companies, private equity funds, special purpose companies pursuant to the Financial Investment Services and Capital Market Act; or

6.	If the Company issues new shares to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc., to the extent not exceeding 50/100 of the total number of issued and outstanding shares of the Company.

(3)	When allotting newly-issued shares to those who are not shareholders in accordance with Paragraph (2), the matters set forth in Paragraphs (1), (2), (2)_2, (3) and (4) of Article 416 of the Commercial Act shall be publicly announced or notified to the shareholders no later than by 2 weeks prior to the payment deadline.

(4)	In the case in which new shares are issued pursuant to Paragraph (2), the type, number, issue price, etc. of shares to be issued shall be determined by the resolution of the Board of Directors.

(5)	In the case of abandonment or loss of the pre-emptive right to subscribe for new shares by any shareholder, the forfeited shares resulting from such abandonment or loss of the pre-emptive right shall be disposed by the resolution of the Board of Directors. If fractional shares result from the allocation of new shares, such shares shall also be disposed of by the resolution of the Board of Directors.

Article 14 (Stock Options)

(1)	The Company may grant stock options to its officers and employees pursuant to the provisions of the Commercial Code, by a special resolution of the General Meeting of Shareholders, to the extent not exceeding 20/100 of the total number of issued and outstanding shares of the Company. Notwithstanding the foregoing, the Company may, by the resolution of the Board of Directors, grant stock options in numbers equal to or less than 1/100 of the total number of outstanding shares, provided that such action shall be approved at the first Ordinary Shareholders Meeting to be held after the date of such grant.

(2)	The Company may impose conditions of specific goals and achievement for the exercise of stock options, and may postpone or cancel the exercise of stock options if such conditions are not satisfied.

(3)	The persons who are entitled to receive such stock options shall be officers and employees of the Company or its subsidiaries or sub-subsidiaries as prescribed in the relevant laws and ordinances including the Commercial Code, etc. who have contributed, or are capable of contributing, to the establishment, management or technical innovation of the Company, except for officers or employees in any of the following cases:

1.	The largest shareholder of the Company and Specially Related Persons thereof (as defined in the Commercial Code and the Enforcement Decree of the Commercial Code; hereinafter the same shall apply), except for such persons who have been regarded as Specially Related Persons by becoming officers of the Company (including an officer who is the non-executive officer of the affiliate);

2.	Major Shareholders of the Company (as defined in the Commercial Code; hereinafter the same shall apply), and Specially Related Persons thereof, except for such persons who have been regarded as Specially Related Persons by becoming officers of the Company (including an officer who is the non-executive officer of the affiliate); and

3.	The persons who become the Major Shareholders of the Company by the exercise of stock option.

(4)	The shares to be issued upon the exercise of stock options (in case the Company pays the difference between the exercise price of stock options and the market price of such shares in cash or treasury shares, the shares which shall be the basis of the calculation of such differences) shall be common shares in registered form.

(5)	The total number of shares to be given to one (1) officer or employee pursuant to the stock option shall not exceed 1/100 of the total number of shares issued and outstanding.

(6)	The exercise price per share for the stock option shall be determined in accordance with the relevant laws, such as the Commercial Code, etc.

(7)	Stock options may be exercised within seven (7) years commencing from two (2) years after the date specified in Paragraph (1) above at which a resolution to grant such stock options was adopted.

(8)	Stock option is exercisable by a person who has served for the Company two (2) years or more from the date specified in Paragraph (1) above at which a resolution to grant such stock option was adopted. If the grantee’s continuous service terminates by reason of the grantee’s death, attainment of mandatory retirement age, or for reasons other than by the fault of the grantee within two (2) years from the said date of resolution, the option may be exercisable within the exercise period.

(9)	Article 15 shall apply mutatis mutandis with respect to the distribution of dividends for new shares issued upon the exercise of stock options.

(10)	In the following instances, the Company may, by a resolution of the Board of Directors, cancel the stock options granted to an officer or an employee:

1.	When the relevant officer or employee voluntarily resigns or is removed from his or her position at the Company after receiving the stock option;

2.	When the relevant officer or employee inflicts material damages or losses on the Company due to the willful conduct or negligence of such person;

3.	When the Company cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

4.	When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

Article 15 (Issuance Date of New Shares for the Purpose of Dividends)

In case the Company issues new shares through rights offering, bonus issue and stock dividend, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for purpose of distribution of dividends for such new shares.

Article 16 (Transfer Agent)

(1)	The Company may designate a transfer agent for its shares.

(2)	The transfer agent, its office and its duties shall be determined by a resolution of the Board of Directors of the Company and shall be notified to the public.

(3)	The Company’s registry of shareholders or a copy of it shall be kept at the office of the transfer agent. The transfer agent shall handle the entries of alternations in the registry of shareholders, registering the creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, issuance of share certificates, receipt of reports and other related activities.

(4)	The relevant procedures for conducting activities referred to in Paragraph (3) above shall be carried out in accordance with the Regulation on the Securities Transfer Agency Business and other Regulations generally applicable to transfer agents.

Article 17 (Report of Addresses, Names and Seals or Signatures of Shareholders and Others)

(1)	Shareholders, registered pledgees and their respective representatives shall file their names, addresses, and seals or signatures with the transfer agent of Article 16.

(2)	A person referred to Paragraph (1) who reside in a foreign country should report to the Company, the appointed agents and the addresses in Korea to which notices are to be sent.

(3)	The same shall apply in case of any changes in the matters referred to in Paragraphs (1) and (2) above.

Article 18 (Close of Shareholders’ Registry and Record Date)

(1)	During the period of January 1 through January 15 of each year, the Company shall refrain from making any changes in the shareholders registry in respect of rights.

(2)	The shareholders registered in the shareholders’ registry as of December 31 of each fiscal year shall be entitled to exercise the rights as shareholders at the Ordinary General Meeting of Shareholders convened for such fiscal year.

(3)	The Company may, if necessary for convening of an Extraordinary General Meeting of Shareholders or any other necessary cases, suspend any entry into the shareholders’ registry with respect to shareholders’ rights for a period not exceeding three (3) months as determined by a resolution of the Board of Directors, or cause the shareholders whose names appear in the shareholders’ registry on a record date set by a resolution of the Board of Directors to exercise the rights as shareholders. If the Board of Directors deems it necessary, the Company may suspend any entry into the shareholders’ registry and set the record date at the same time. The Company shall give at least two (2) weeks prior notice to the public.

(4)	Notwithstanding the provision of Paragraph (3), if otherwise set forth in the FHCA or other relevant laws, the Company may follow such different provisions.

CHAPTER III

BONDS

Article 19 (Issuance of Corporate Bonds)

(1)	The Company may issue corporate bonds upon the approval of the Board of Directors.

(2)	The Board of Directors may delegate to the Representative Director its authority to determine the bond type, amount and timing of the issuance, which shall occur within 1 year from the approval of such delegation.

(3)	Articles 16 and 17 shall apply to the issuance of corporate bonds.

(4)	With respect to the corporate bonds set forth in Paragraph 1, the Company may register such bonds on the electronic registry in lieu of issuing physical certificates.

Article 20 (Issuance of Convertible Bonds)

(1)	The Company may issue convertible bonds to persons other than existing shareholders of the Company, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed one (1) trillion Won, in any of the following cases:

1.	If the convertible bonds are issued through general public offering;

2.	If the Company issues convertible bonds to the securities investment company that runs exclusively the banking business, as set forth in the FHCA;

3.	If the Company issues convertible bonds to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

4.	If the Company issues convertible bonds in a foreign country.

(2)	The Board of Directors may determine that the convertible bonds referred to in Paragraph (1) may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds.

(3)	The shares to be issued upon conversion shall be common shares. The conversion price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of convertible bonds.

(4)	The conversion period shall commence on the date following three (3) months from the issue date of the convertible bonds and end on the date immediately preceding the redemption date thereof. However, the conversion period may be adjusted within the above period by a resolution of the Board of Directors.

(5)	For the purpose of any distribution of dividends on the shares issued upon conversion, and any payment of accrued interest on the convertible bonds, Article 15 hereof shall apply mutatis mutandis.

Article 21 (Bonds with Warrants)

(1)	The Company may issue to persons other than existing shareholders of the Company bonds with warrants, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed one (1) trillion Won, in any of the following cases:

1.	If the bonds with warrants are issued through general public offering;

2.	If the Company issues bonds with warrants to the securities investment company that runs exclusively the banking business, as set forth in the FHCA;

3.	If the Company issues bonds with warrants to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

4.	If the Company issues bonds with warrants in foreign country.

(2)	The amount of new shares which can be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors to the extent that the maximum amount of such new shares shall not exceed the face value of the bonds with warrants.

(3)	The shares to be issued upon exercise of warrants shall be common shares. The issue price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of bonds with warrants.

(4)	The warrant exercise period shall commence on the date following three (3) months from the issue date of the relevant bonds and end on the date immediately preceding the redemption date thereof. However, the warrant period may be adjusted within the above period by a resolution of the Board of Directors.

(5)	For the purpose of any distribution of dividends on the shares issued upon exercise of warrants, Article 15 hereof shall apply mutatis mutandis.

Article 22 (Issuance of Participating Bonds)

(1)	The Company may issue to persons other than existing shareholders of the Company participating bonds, by the resolution of the Board of Directors, to the extent that the total face value of the bonds shall not exceed 1 trillion Won, in any of the following cases:

1.	If the participating bonds are issued through general public offering;

2.	If the Company issues participating bonds to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

3.	If the Company issues participating bonds in foreign country.

(2)	Matters regarding the dividend participation of bonds issued pursuant to Paragraph (1) shall be determined by the resolution of the Board of Directors at the time of issuance, based on the dividend on common stock.

Article 23 (Issuance of Write-down Contingent Capital Securities)

(1)	The Company may, by resolution of the Board of Directors, issue corporate bonds whose terms provide that the obligation to repay the principal and pay the interest thereon shall be waived upon the occurrence of a contingency event as determined at the time of the issuance of such bonds based on reasonable and objective criteria; provided that the aggregate face value of such bonds do not exceed 10 trillion Won (such bonds hereinafter referred to as the “Write-down Contingent Capital Securities”).

(2)	The obligation to repay the principal and pay the interest on the Write-down Contingent Capital Securities shall be waived upon the occurrence of the event described in any of the following sub-paragraphs (such waiver hereinafter referred to as “Debt Modification”):

1.	If the Company issues participating bonds to foreign investors, foreign or domestic financial institutions, allied companies, etc. for the necessity of management, such as introduction of advanced technology, improvement of financial structure of or financial support to the Company or its subsidiary, strategic business alliance, etc.; or

2.	The Company receives a directive in the form of ‘management improvement order’ from the Financial Services Commission pursuant to the Supervisory Regulations on Financial Holding Companies.

(3)	The Board of Directors of the Company may, to the extent permitted by applicable law and at the time of the issuance, determine the scope of changes to be made to the terms and conditions of the Write-down Contingent Capital Securities as a result of the Debt Modification.

CHAPTER IV

GENERAL MEETINGS OF SHAREHOLDERS

Article 24 (Convening of General Meetings of Shareholders)

(1)	General Meetings of Shareholders of the Company shall be of two types: (i) Ordinary and (ii) Extraordinary.

(2)	The Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year and the Extraordinary General Meeting of Shareholders may be convened whenever deemed to be necessary.

Article 25 (Authority to Convene)

(1)	The Representative Director-Chairman of the Company shall convene the General Meeting of Shareholders in accordance with a resolution of the Board of Directors, unless otherwise prescribed by other laws and ordinances.

(2)	If the Representative Director-Chairman is unable to perform his/her duties, the General Meeting of Shareholders shall be convened by a Director designated by the Board of Directors.

Article 26 (Personal or Public Notices for Convening)

(1)	Written notice of the General Meeting of Shareholders of the Company shall state the date, time, place of the Meeting, the purposes for which the Meeting has been called, and other matters set forth in the relevant laws. The written notice shall be sent to all shareholders two (2) weeks prior to the date set for the Meeting.

(2)	The written notice of a General Meeting of Shareholders to be given to shareholders holding one-hundredth (1/100) or less of the total issued and outstanding voting shares may be substituted by giving public notice of the convening of the General Meeting of Shareholders in Hankuk Kyongje Shinmun and Maeil Kyongje Shinmun which are published in the city of Seoul, at least two (2) notices are made in the said publications or by using an electronic method defined by the Commercial Law and related regulations two (2) weeks prior to the date set for such Meeting.

(3)	Notwithstanding the provisions of Paragraphs (1) and (2), if otherwise set forth in the FHCA or other relevant laws, the Company may follow such different provisions.

Article 27 (Place of Meeting)

The General Meeting of Shareholders shall be held in the city where the head office is located, or any other places adjacent thereto as required.

Article 28 (Chairman of the General Meeting of Shareholders)

The Chairman of the General Meetings of Shareholders shall be the person entitled to convene the Meeting pursuant to Article 24.

Article 29 (Chairman’s Authority to Maintain Order)

(1)	The Chairman may order persons who purposely speak or act in a manner to prevent or disrupt the deliberations of the General Meeting of Shareholders or disturb the public order of the General Meeting of Shareholders to stop or retract his/her remarks or to leave the place of meeting.

(2)	The Chairman may restrict the length and frequency of the speech of shareholders if it is necessary for the smooth deliberations of the General Meeting of Shareholders.

Article 30 (Voting Rights)

Each shareholder shall have one (1) vote for each share he/she owns.

Article 31 (Split Voting)

(1)	If any shareholder who holds two (2) or more votes wishes to split his/her votes, he/she shall notify the Company in written form of such intent and the reasons therefor no later than three (3) days before the date set for the General Meeting of Shareholders.

(2)	The Company may refuse to allow the shareholder to split his/her votes unless the shareholder acquired the shares in trust or otherwise holds the shares for and on behalf of some other person.

Article 32 (Voting by Proxy)

(1)	A shareholder may exercise his/her vote through a proxy.

(2)	In the case of Paragraph (1) above, the proxy holder shall file with the Company the documents evidencing the authority to act as a proxy before the General Meeting of Shareholders.

Article 33 (Method of Resolution)

Except as otherwise provided in the applicable laws and regulations or these Articles of Incorporation, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative vote of a majority of the shareholders present; provided that such votes shall, in any event, represent not less than one-fourth (1/4) of the total number of issued and outstanding shares.

Article 34 (Exercise of Voting Rights in Writing)

(1)	If the method of resolution in writing at the General Meeting of Shareholders is adopted by the resolution of the Board of Directors, the shareholders may exercise their voting rights without participating in the meeting.

(2)	In the case of Paragraph (1), the Company shall attach the documents and references necessary for exercise of voting rights to the convening notice.

(3)	If a shareholder intends to exercise his/her voting rights in writing, the shareholder shall fill in and submit to the Company the documents referred to in Paragraph (2) by the date preceding the date set for the General Meeting of Shareholders.

Article 35 (Minutes of the General Meetings of Shareholders)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes and shall be preserved at the head office and branches of the Company, after being affixed with the names and seal impressions or signatures of the Chairman and the Directors present.

CHAPTER V

OFFICERS AND BOARD OF DIRECTORS

Article 36 (Officers)

The Company shall have not less than three (3) but not more than fifteen (15) Directors, of which the number of Outside Directors shall not be less than 3 persons and 50/100 of the total number of Directors.

Article 37 (Election of Director)

(1)	Directors shall be elected at the General Meeting of Shareholders.

Article 38 (Term of Director)

(1)	The term of office of the Director shall be determined at the General Meeting of Shareholders to the extent not exceeding three years, and the Director may be re-appointed. Provided that, the term of office of the Outside Director shall be no more than two years (or, in the case of reappointment, no more than one year), and the outside director may not serve consecutive terms in excess of five years.

(2)	The term of office under Paragraph (1) above shall be until the closure of the ordinary general meeting of shareholders convened in respect of such fiscal year.

Article 39 (Eligibility of Outside Director)

(1)	The Company shall appoint a person with expertise and general knowledge as an outside director considering the qualifications set forth in each of the following subparagraphs.

1.	Whether such person possesses sufficient work experience or expert knowledge in relevant areas such as finance, economy, business administration, accounting or legal affairs to the extent necessary to perform duties as an Outside Director;

2.	Whether as an Outside Director such person is not bound to any special interests and is able to perform the relevant duties fairly in the interest of the entire shareholders’ group and consumers of financial services;

3.	Whether such person has a sense of ethics and responsibility that is appropriate to perform duties as an Outside Director; and

4.	Whether such person is able to dedicate sufficient time and efforts in order to faithfully perform duties as an Outside Director.

(2)	An Outside Director may not be appointed as an outside director for other companies during his/her term as an Outside Director, except where such Outside Director concurrently serves as an outside director of a subsidiary, etc. of the Company.

Article 40 (By-election of Directors)

(1)	In the event of any interim vacancy in the office of the Director, a substitute Director shall be elected at the General Meeting of Shareholders; provided, however, that the foregoing shall not apply if the number of remaining Directors satisfies the requirement of Article 35 hereof and such vacancy does not cause any difficulties in the business operation of the Company.

(2)	If the number of Outside Directors does not satisfy the requirement referred to in Article 35 due to the death or resignation of Outside Directors or any other reason, the Outside Directors shall be elected to fill the vacancy at the first Ordinary General Meeting of Shareholders after such cause to satisfy the required number of Outside Directors.

(3)	The term of office of the Director appointed pursuant to Paragraphs (1) and (2) shall commence from the date of taking office.

Article 41 (Appointment of Representative Director)

The Company may, by resolution of the Board of Directors, appoint one Director as a Representative Director-Chairman.

Article 42 (Duties of Directors)

(1)	The Representative Director-Chairman shall represent the Company, perform the matters resolved by the Board of Directors and oversee the business operations of the Company as determined by the Board of Directors.

(2)	Directors shall assist the Representative Director, and divide and perform business operations as delegated to them by the Board of Directors.

Article 43 (Director’s Obligations)

(1)	The Directors shall perform their respective duties faithfully for the benefits of the Company, in accordance with the laws and these Articles of Incorporation.

(2)	If any Director finds any facts which may cause substantial losses to the Company, such Director shall promptly report to the Audit Committee thereof.

Article 44 (Composition and Convening of the Meeting of Board of Directors)

(1)	The Board of Directors shall consist of Directors, and shall resolve important matters regarding the business affairs of the Company.

(2)	The Meeting of the Board of Directors shall be of two types: (i) Ordinary and (ii) Extraordinary. The Ordinary Meeting of the Board of Directors shall be held at least once per fiscal quarter and the Extraordinary Meeting of the Board of Directors may be convened whenever deemed to be necessary.

(3)	The Meeting of the Board of Directors shall be convened by the Chairman of the Board of Director by giving notice to each Director at least seven (7) days prior to the scheduled date of such Meeting. However, such period may be reduced upon occurrence of urgent events, and the said procedures may be omitted with the consent thereon of all Directors.

Article 45 (Chairman of the Meeting of the Board of Directors)

(1)	The Chairman of the Board of Directors shall be elected every year among the Outside Directors by a resolution of the Board of Directors.

(2)	Notwithstanding Paragraph (1), the Board of Directors may appoint a person who is not an Outside Director as the Chairman of the Board of Directors, in which case, in addition to the Chairman of the Board of Directors, a Senior Outside Director representing the Outside Directors shall be appointed by a resolution of the Board of Directors.

Article 46 (Resolutions of the Board of Directors)

(1)	The quorum for the Board of Directors shall be the presence of at least more than one half (1/2) of the Directors, and all resolutions of the Board of Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors.

(2)	The Board meetings may be held by means of a telephone conference or other similar arrangement whereby all or part of the Directors may participate in the meeting and vote on matters at the same time. In such case, a Director participating in the meeting by such arrangement shall be considered present at the meeting.

(3)	Any Director who has a related interest in the matters to be resolved at the Meeting of the Board of Directors shall be abstained from voting at such Meeting.

Article 47 (Minutes of the Meeting of Board of Directors)

(1)	The proceedings of a Board meeting shall be recorded in the minutes.

(2)	The minutes for a Board meeting should record the agenda, proceedings, resolutions, the identity of dissenting directors (if any) and the reasons for such dissent and must be signed or affixed a seal by the Directors present at the meeting.

Article 48 (Committees under the Board of Directors)

(1)	The Company shall maintain committees set forth in each of the following subparagraphs as its Committees under the Board of Directors on an ongoing basis.

1.	Governance and CEO Recommendation Committee;

2.	Board Steering Committee;

3.	Audit Committee;

4.	Outside Director Recommendation Committee ;

5.	Risk Management Committee; and

6.	Compensation Committee.

7.	Audit Committee Member Recommendation Committee

8.	Corporate Social Responsibility Committee

(2)	Details regarding composition, authority, operation, etc. of each Committee under the Board of Directors shall be determined by the resolution of the Board of Directors.

(3)	Articles 44, 46 and 47 shall apply mutatis mutandis with respect to the committees.

Article 49 (Remuneration for Directors)

The remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders.

Article 50 (Consultants)

By a resolution of the Board of Directors, the Company may retain several consultants, honorary directors and advisors.

CHAPTER VI

AUDIT COMMITTEE

Article 51 (Constitution of Audit Committee)

(1)	The Company shall have the Audit Committee, as prescribed by article 41 paragraph 1 of the Financial Holding Company Act.

(2)	Candidates for the Audit Committee shall be recommended by the Audit Committee Member Recommendation Committee comprised entirely of Outside directors. The Audit Committee Member Recommendation Committee shall make resolution by an affirmative vote of at least two-thirds (2/3) of the members.

(3)	The Audit Committee shall consist of not less than three (3) but no more than five (5) directors, of whom at least two-thirds shall be Outside Directors.

(4)	At least one member shall be an expert in the area of accounting or finance, as defined by relevant laws and regulations.

(5)	The Audit Committee shall by its resolution elect one of its Outside Director members as its Chairman.

Article 52 (Duties of Audit Committee)

(1)	The Audit Committee shall examine the operation and accounting of the Company.

(2)	The Audit Committee may request the Board of Directors to convene the Extraordinary General Meeting of Shareholders by submitting documents stating the agenda and reasons for convening such meeting.

(3)	If determined necessary, the Audit Committee may request convocation of a meeting of the Board of Directors by submitting the purpose and agenda of such meeting in writing to the person with the authority to convene such meeting.

(4)	If the request was submitted as set forth above in Paragraph (3), but the person with the authority to convene the meeting fails to do so, the Audit Committee may convene the meeting itself.

(5)	The Audit Committee may request business reports from any subsidiary of the Company when it is necessary to perform its duties. In this case, if such subsidiary does not report to the Audit Committee immediately or the Audit Committee needs to verify the contents of the reports, it may investigate the status of business and the financial condition of the subsidiary.

(6)	The Audit Committee shall approve the appointment of the external auditor.

(7)	In addition to the matters referred to in Paragraphs (1) through (4), the Audit Committee shall dispose of the matters delegated by the Board of Directors.

Article 53 (Audit Committee’s Record)

The Audit Committee shall record the substance and results of its audit in the Audit Committee’s record, on which the name and seal of the Audit Committee member who has performed such audit shall be affixed or shall be signed by such Audit Committee member.

CHAPTER VII

ACCOUNTING

Article 54 (Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 55 (Preparation and Display of Financial Statements and Business Report)

(1)	The Representative Director-Chairman of the Company shall prepare the following documents to be submitted to the Ordinary General Meeting of Shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks before the date of the Ordinary General Meeting of Shareholders:

1.	balance sheet;

2.	statements of profit and loss; and

3.	other documents that reflect the Company’s financial position and management performance according to the Enforcement Decree to the Commercial Act

(2)	If the Company is required to prepare consolidated financial statements under the Enforcement Decree to the Commercial Act, the documents set forth in each Subparagraph of Paragraph (1) shall include consolidated financial statements.

(3)	The Audit Committee shall submit an audit report to the Representative Director-President no later than one (1) week before the date of the Ordinary General Meeting of Shareholders.

(4)	The Representative Director-Chairman shall keep file copies of the documents described in Paragraph (1)_and Audit Committee’s audit report thereon, at the head office of the Company for five (5) years and certified copies of all such documents at the branches of the Company for three (3) years, beginning from one (1) week before the date of the Ordinary General Meeting of Shareholders.

(5)	Immediately upon obtaining approval for the documents mentioned in Paragraph (1) above from the General Meeting of Shareholders, the Representative Director- Chairman shall make a public notice of the balance sheet, income statement, consolidated balance sheet and income statement pursuant to the Act on External Audit of Stock Companies and the opinion of an external auditor. In doing so, notwithstanding the provisions of Article 4, the Company may use the means of electronic document as prescribed by Article 55.2 of the Financial Holding Company Act.

Article 56 (Appointment of External Auditor)

The Company shall appoint an external auditor with the approval of the Audit Committee and either report such fact to the Ordinary General Meeting of Shareholders to be held first after such appointment or notify the shareholders as of the date of the closing of the shareholders’ registry by email or written notice or make an announcement on the Company’s homepage.

Article 57 (Disposal of Profits)

The Company shall dispose of the unappropriated retained earnings as of the end of each fiscal year as follows:

1.	earned surplus reserves;

2.	other statutory reserves;

3.	dividends;

4.	temporary reserves; and

5.	other appropriation of earned surplus.

Article 58 (Retirement of Shares)

(1)	The Company may retire the shares within the scope of profits attributable to the shareholders, by the resolution of the Board of Directors.

(2)	In order to retire the shares pursuant to Paragraph (1), the Board of Directors shall adopt the following resolutions:

1.	Types and the total number of shares to be retired;

2.	The total amount of shares to be acquired for retirement; and

3.	Acquisition period or retirement date (the acquisition period or retirement date shall be before the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement).

(3)	When the shares are retired pursuant to Paragraph (1), it shall be in accordance with the following criteria:

1.	In case of acquisition of shares for the purpose of retirement, such acquisition shall be made in accordance with the acquisition method and criteria as prescribed in the relevant laws, such as the Financial Investment Services and Capital Market Act, etc.

2.	Total price of the shares to be acquired for the purpose of retirement shall be not more than the amount as prescribed in the relevant laws, such as the Enforcement Decree of the Financial Investment Services and Capital Market Act, within the scope available for dividend as at the end of such fiscal year pursuant to Article 462, Paragraph (1) of the Commercial Code.

(4)	When the shares are retired pursuant to Paragraph (1), the matters referred to in each Subparagraph of Paragraph (2) and the purpose of retirement shall be reported to the Ordinary General Meeting of Shareholders to be held first after the resolution of such retirement.

Article 59 (Dividends)

(1)	Dividends may be distributed in cash or stock.

(2)	In the case where the dividends are to be distributed in stock and the Company has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the General Meeting of Shareholders.

(3)	Dividends of Paragraph (1) above shall be paid to the shareholders registered in the Company’s registry of shareholders or the registered pledgees as of the last day of each fiscal year.

Article 59-2 (Interim dividends)

(1)	The Company may distribute interim dividends to its shareholders as of 00:00, July 1 in accordance with the relevant laws including Article 462-3 of the Commercial Law. Such interim dividends shall be made in cash.

(2)	Interim dividends provided under Paragraph (1) shall be decided by resolution of the Board of Directors, which resolution shall be made within forty-five (45) days from the date specified in Paragraph (1).

(3)	The maximum amount to be paid as interim dividends shall be calculated by deducting the following amounts from the net asset amounts recorded in the balance sheet of the fiscal year immediately prior to the fiscal year concerned:

1.	Capital stock of the company for the fiscal year immediately prior to the fiscal year concerned;

2.	The aggregate amount of capital reserves and legal reserves which had been accumulated up until the fiscal year immediately prior to the fiscal year concerned;

3.	The amount which was resolved to be distributed as dividends at an ordinary general meeting of shareholders of the fiscal year immediately prior to the fiscal year concerned;

4.	Voluntary reserves which had been accumulated for specific purposes in accordance with the relevant provisions of the Articles of Incorporation or by resolution of a general meeting of shareholders until the fiscal year immediately prior to the fiscal year concerned;

5.	Eared surplus reserves to be accumulated for the fiscal year concerned as a result of the interim dividends.

(4)	In the event the Company has issued new shares (including those shares issued by way of conversion of reserves into capital stock, stock dividends, request of conversion of convertible bonds or exercise of warrants) prior to the date set forth in Paragraph (1) above, but after the commencement date of the fiscal year concerned, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year for the purpose of interim dividends.

(5)	When distributing interim dividends the same dividend rate as that of the common shares of the Company shall be applied to the preferred shares. However, if the Board of Directors had decided otherwise at the time of the issuance of such preferred shares, the dividend rate shall be in accordance with such decision by the Board of Directors.

Article 60 (Expiration of Right to Payment of Dividends)

(1)	The right to demand payment of dividends shall extinguish by prescription if not exercised within five (5) years.

(2)	The dividends, of which the right has been extinguished under Paragraph (1) above, shall be kept by the Company.

Article 61 (Supplementary Provision)

Matters not specified in these Articles of Incorporation shall be determined by the resolution of the Board of Directors or the General Meeting of Shareholders, or in accordance with the Commercial Code or other laws.

ADDENDA

Article 1 (Effective Date)

These Articles of Incorporation shall become effective from the date of registration of incorporation.

Article 2 (Initial Fiscal Year after Incorporation)

Notwithstanding the provisions of Article 52, the initial fiscal year of the Company after incorporation shall be from the date of incorporation to December 31, 2001.

Article 3 (Initial Transfer Agent after Incorporation)

Notwithstanding the provisions of Article 16, Paragraph (2), the initial transfer agent of the Company after incorporation shall be Korea Securities Depository.

Article 4 (Appointment of Initial Representative Director, et al. after Incorporation)

Notwithstanding the provisions of Article 39, the initial Representative Director-Chairman and the initial Representative Director-Chairman of the Company after incorporation shall be one person appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted.

Article 5 (Appointment of Initial Outside Director after Incorporation)

Notwithstanding the provisions of Article 36, Paragraph (2), the initial Outside Director of the Company after incorporation shall be appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted, without recommendation of the Operation Committee.

Article 6 (Appointment of Initial Members of Audit Committee after Incorporation)

The initial members of Audit Committee shall be appointed at the General Meetings of Shareholders of the Share Transferring Companies, at which the resolution to approve the share transfer is adopted.

Article 7 (Remuneration of Directors in Initial Fiscal Year after Incorporation)

Notwithstanding the provisions of Article 47, the remuneration of Directors in initial fiscal year after incorporation shall be determined at the first meeting of the Board of Directors after incorporation, to the extent not exceeding 1 billion Won.

Article 8 (Share Transferring Companies)

In order to incorporate the Company, the following share transferring companies prepare these Articles of Incorporation and affix their respective names and seals hereon on August 10, 2001.

Shinhan Bank

120, Taepyongro 2ga, Jung-gu, Seoul

Representative Director, President    In Ho Lee

Shinhan Securities Co., Ltd.

24-4, Yoido-dong, Youngdeungpo-gu, Seoul

Representative Director, President    Yang Sang Yoo

Shinhan Capital Co., Ltd.

526-3, Kojan-dong, Ansan, Kyonggido

Representative Director, President    Shin Jung Kang

Shinhan Investment Trust Management Co., Ltd.

24-4, Yoido-dong, Youngdeungpo-gu, Seoul

Representative Director, President    Bo Gil Baek

ADDENDA (1)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 20, 2002.

ADDENDA (2)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 31, 2003.

ADDENDA (3)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 25, 2004.

ADDENDA (4)

Article 1 (Effective Date)

These Articles of Incorporation shall take effect as of March 21, 2006.

Article 2 (Application to Preferred Shares)

Articles 9-2, 12-2 and 12-3 shall take effect only with respect to the preferred shares issued after the effective date of this amendment.

ADDENDA (5)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 19, 2008.

ADDENDA (6)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 17, 2009.

ADDENDA (7)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 24, 2010.

ADDENDA (8)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 23, 2011.

ADDENDA (9)

Article 1 (Effective Date)

These Articles shall take effect on April 15, 2012, except for Article 36, Article 47 Paragraph(1) Subparagraph 1 and Article 55 which shall take effect on March 29, 2012.

ADDENDA (10)

Article 1 (Effective Date)

These Articles of Incorporation shall become effective as of March 25, 2015.